Exhibit 10.01

June 13, 2018

Steve Fisher

Dear Steve:

SENIOR VICE PRESIDENT, PAYMENTS

Effective on June 18, 2018, you will transition to the position of SVP, Payments of eBay Inc., reporting to the CEO, at a bi-weekly salary of $19,230.77, which is equivalent to an annualized salary of $500,000.02.

The SVP, Payments role, as constituted, is not considered a Section 16 officer position.

As SVP, Payments, you will continue to be eligible to participate in the eBay Incentive Plan (eIP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the eIP is 75% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. There is no guarantee any eIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP. To be eligible to receive any eIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at eBay’s sole and absolute discretion and subject to the terms and conditions of the eIP. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time.

Subject to the terms of the Company’s equity plan, you will be eligible to participate in eBay’s focal equity grant program in 2019. The value of your 2019 equity grant, if any, will be determined by eBay and approved by the Compensation Committee of the Board of Directors. For clarity, the minimum award value of $2,500,000 referenced in your September 2, 2014 offer letter no longer applies.

All employees are subject to eBay’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel.

SENIOR FELLOW

On or after April 1, 2019, you may elect to transition to the position of Senior Fellow. As Senior Fellow, your salary will be adjusted to an annualized salary of $60,000.

As Senior Fellow, you will continue to be eligible to participate in the eBay Incentive Plan (eIP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the eIP is 45% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. There is no guarantee any eIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP. To be eligible to receive any eIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at eBay’s sole and absolute discretion and subject to the terms and conditions of the eIP. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time.

Upon transition to Senior Fellow, you will no longer be eligible to participate in eBay’s focal equity program. All of your existing grants will continue to vest while you are employed and you will not receive future grants as part of focal process in your Senior Fellow role.

Employee Benefits

You will continue to be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours. Please refer to the benefit plan documents for more details, including eligibility. eBay reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

In addition, eBay will provide you with access to medical benefits under the program or programs then available to employees in positions comparable to yours through October 31, 2024, using a combination of the employee or post-employment programs.  Should you terminate prior to October 31, 2024, access to medical benefits will be provided through COBRA or a program with equivalent terms through October 31, 2024.

Severance and Change in Control Protections

Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay’s Chief People Officer. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

Although your employment with the Company shall be “at-will” as set forth above, you will be entitled to severance protection in certain circumstances, as described below, subject in all instances to you executing and not revoking the Company’s standard form of release (the “Release”) within 60 days of your termination of employment, with such amounts or benefits to be paid and/or provided as set forth in the applicable plan document or as described below as of the date the Release becomes irrevocable, provided that if the 60-day time period following your termination of employment spans two calendar years, they shall be provided as of the later of the date the Release becomes irrevocable or the first calendar day of the calendar year following the year in which your employment terminates.

Termination Outside of a Change in Control Period. During your tenure as SVP, Payments, you will be eligible to participate in the eBay Inc. SVP and Above Standard Severance Plan (the “SVP Severance Plan”), as amended and restated effective January 1, 2016. Please review the enclosed SVP Severance Plan for the details on the Plan.

During your tenure as Senior Fellow, you will no longer be eligible to participate in the SVP Severance Plan. If your employment is terminated for reasons other than Cause, you will be covered by the severance programs in place for vice presidents.

Termination During a Change in Control Period. You will be eligible to participate in the eBay Restated Change in Control Severance Plan for Key Employees (the “CIC Severance Plan”). Under the CIC Severance Plan, you will be entitled to certain benefits if you are terminated for reasons other than for Cause or resignation without Good Reason during the “Change in Control Period” (as this term is defined in the CIC Severance Plan). Please review the enclosed Change in Control Severance Plan for Key Employees and Summary Plan Description for the details on the Plan. During your tenure as SVP, Payments, you will be eligible to participate in the CIC Severance Plan at Tier 2. During your tenure as Senior Fellow, you will be eligible to participate in the CIC Severance Plan at Tier 3.

Mutual Arbitration Agreement and Employee Proprietary Information and Inventions Agreement

The Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement that you executed in conjunction with your employment in 2014 remain in force.

Steve, we are excited that you are continuing to be part of the eBay team!

Very truly yours,

/s/ Kristin Yetto
Kristin Yetto
Senior Vice President, Chief People Officer

ACCEPTED:

/s/ Steve Fisher
Steve Fisher

June 13, 2018
Date